Exhibit 10.1
OUTSIDE INDEPENDENT DIRECTOR COMPENSATION SUMMARY
Annual Retainer
     Each outside independent director receives $20,000 as an annual retainer.
Meeting Fees
     For each quarterly meeting of the board of directors of Spheris Holding III, Inc./Spheris Inc., each a Delaware corporation (collectively, the “Company”), attended in person an outside independent director receives $1,500. An outside independent director also receives $1,000 for each committee and special board meeting not in conjunction with a regular quarterly board meeting attended in person. An outside independent director receives $500 for each board and committee meeting attended by telephone.
     Directors are also reimbursed for expenses incurred in connection with their services as directors.
Committee Chair
     The chair of the Audit Committee receives an annual retainer of $15,000 and the chair of the Compensation Committee and the Nominating and Corporate Governance Committee receive an annual retainer of $7,500 each. Members of the Audit, Compensation and Nominating and Corporate Governance Committees each receive an annual retainer of $5,000.
Equity Incentives
     Each outside independent director will receive under the Spheris Holding III, Inc. Stock Incentive Plan an award of 30,000 shares of restricted stock upon his or her initial election to the board of directors, vesting in one-third increments on each anniversary of the date of grant, and 10,000 shares of restricted stock annually on the date of his or her annual re-election to the board of directors, vesting on the first anniversary of the date of grant.